Exhibit 99.1

Nemaura Medical Reports Initial Patient Data from UK NHS Miboko Study that Demonstrates Weight Loss in 100% of Participants

Average weight loss of 3.7 pounds and an average BMI reduction of 0.6 after 10 weeks in initial patients

LOUGHBOROUGH, Jan. 24, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (NASDAQ: NMRD)(“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable sensors and supporting personalized lifestyle and weight reduction programs, announces initial results from patient studies of its metabolic health program Miboko with the National Health Service (NHS) in the United Kingdom.

The initial pilot program recruited 30 individuals that were classified as obese according to their BMI. The first cohort of 10 patients have been enrolled in the program for over 12 weeks. Results from this cohort indicate that these individuals achieved an average weight loss of 3.7 pounds and an average BMI improvement of 0.6 after 10 weeks, with 100% of participants achieving some weight improvement. This level of average weight loss exceeds some of the publicly reported results in studies of other weight loss programs. As the Miboko program is optimized, average weight loss is expected to increase. The prof=gram is designed to continue for at least one year, with new patients being enrolled each month.

Feedback from participants shows that use of the body-worn sensor lead to greater engagement and an element of gamification that is anticipated to lead to sustained use and encourage incremental dietary and lifestyle changes through a combination of personalized data and targeted education modules. Participants expressed their willingness to continue with the program, reporting that they do not see Miboko as a traditional diet plan, which the Company expects will avoid diet fatigue and drop-off rates widely associated with many of the current weight loss programs.

“These results are incredibly encouraging, as they validate the approach that we developed some time ago that integrates the use of a non-invasive glucose sensor with personalized, app-driven coaching and analytics,” commented Faz Chowdhury, Ph.D., CEO of Nemaura Medical. “We look forward to continuing the study with the National Health Service and anticipate seeing increasingly robust findings as we continue to follow these users and initiate new users each month.”

The Miboko program is the first to integrate a daily-wear non-invasive glucose sensor with a lifestyle app, which includes recording of food and drink, educational content, and an analytics platform. The wellness program provides each user a metabolic score based on diet, exercise, and glucose response to food intake, which is determined by the sensor. Users are given personalized recommendations to help them lose weight, potentially avoid chronic health issues , and enjoy a better quality of life.

As studies continue, lessons learned will be used to improve and introduce new features into the program. The integration of Nemaura’s daily-wear non-invasive glucose sensor is a unique feature that is unavailable in any other plan, and the Company is now evaluating options to provide the core part of the program and glucose sensors as add-ons to existing diet and metabolic health programs globally.

The Company expects the UK National Health Service will publish detailed study results following further analysis.

About Miboko

Miboko integrates Nemaura’s non-invasive sensor with a diet and wellbeing program to provide an indication of a person’s metabolic health and wellbeing. The partnership with the UK’s NHS is through medical centers that are partnered with the NHS’s National Institute for Health and Care Research (NIHR) to gather information that helps change and save lives. The Practice where the studies are being undertaken are certified Research Ready by the Royal College of General Practitioners and regularly undertakes independent studies.

Miboko will be initially available without prescription and is recommended for use by those wishing to lose weight and improve their general health and wellbeing. The program will be relevant to those with prediabetes as well as to people with obesity. Significantly, Miboko will also be used by people who wish to embark on a diet program, many of whom will have tried alternative diet plans. The Company has plans to gather long-term outcome data that could potentially support reimbursement.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercialising noninvasive wearable diagnostic devices. The company is currently also commercialising sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, as a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and prediabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence under a digital healthcare subscription service that has been piloted in the U.S. as a general wellness product as part of its BEAT® diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. There can be no assurance that the KSA will approve the registration for sugarBEATÒ in Saudi Arabia.These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

For more information, please visit www.NemauraMedical.com.

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